Exhibit 77(m)

                                    MERGERS

On November 10, 2005, the shareholders of ING AIM Mid Cap Growth Portfolio approved the reorganization with and merger into ING FMRSM Diversified Mid Cap Portfolio. The reorganization was completed on December 3, 2005. Accordingly, ING AIM Mid Cap Growth Portfolio no longer offered its shares.

On November 10, 2005, the shareholders of ING VP Emerging Markets Fund approved the reorganization with and merger into ING JPMorgan Emerging Markets Equity Portfolio. The reorganization was completed December 3, 2005.